Exhibit 99.1

Enrollment Continues Into Bio-Path Holdings Phase I Clinical Trial

HOUSTON, TX, June 19, 2014 – Bio-Path Holdings, Inc., (NASDAQ:BPTH) (“Bio-Path”), a biotechnology company developing a liposomal delivery technology for nucleic acid cancer drugs, today announced enrollment is now resuming into its Phase I clinical trial evaluating its lead compound, Liposomal Grb-2, in blood cancers. Sufficient drug quantities are now in place to complete Cohort 6 of the trial.

To date, Bio-Path has successfully completed five cohorts of the Phase I clinical trial and has treated two patients in the sixth cohort. The trial requires three evaluable patients per cohort. The Company intends to evaluate patient results at the end of Cohort 6 to determine if the optimal biological dose has been reached, which would bring a close to the Phase I clinical trial.

“We are pleased to once again be in a position to enroll patients into Cohort 6 of our clinical trial and look toward closing this cohort in the third quarter,” said Peter Nielsen, President and Chief Executive Officer of Bio-Path. “Based on results of the six cohorts, we will then finalize our plans for the next phase of development."

About Growth Receptor Bound protein-2 (Grb-2)

The adaptor protein Growth Receptor Bound protein-2 (Grb-2) is essential to cancer cell signaling because it is utilized by oncogenic tyrosine kinases to induce cancer progression. Suppressing the function or expression of Grb-2 should interrupt its vital signaling function and have a therapeutic application in cancer. BP-100.1.01 is a neutral-charge, liposome-incorporated antisense drug substance designed to inhibit Grb-2 expression.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing its proprietary liposomal delivery technology designed to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion. Bio-Path’s lead product candidate, Liposomal Grb-2, is in a Phase I study for blood cancers and in preclinical studies for triple negative and inflammatory breast cancers. Bio-Path’s second drug candidate, also a liposomal antisense drug, is ready for the clinic where it will be evaluated in lymphoma and solid tumors.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.biopathholdings.com.

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Contact Information:

Peter Nielsen

President & Chief Executive Officer

Tel 832.971.6616

Rhonda Chiger (investors)

Rx Communications Group, LLC

917-322-2569

rchiger@rxir.com